Exhibit 99

Infinity Property and Casualty Reports 21% Increase in Net Earnings

          BIRMINGHAM, Ala., April 27 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with a concentration on nonstandard auto insurance, today reported for the first quarter of 2006:

	Three Months Ended March 31,
(in millions,
except per share amounts and ratios)	2006	2005	% Change

Gross written premiums	$260.1	$281.3	(7.5	) %
Total revenues	$251.7	$260.6	(3.4	) %
Net earnings	$29.1	$24.0	21.2%
Net earnings per diluted share	$1.39	$1.15	20.9%
Operating earnings (1)	$28.9	$16.1	79.5%
Operating earnings per diluted share (1)	$1.38	$0.77	79.2%
Underwriting income (1) (2)	$31.4	$11.6	170.1%
Combined ratio (2)	86.6%	95.0%	(8.4	)pts
Book value per share	$31.16	$26.55	17.4%
Return on equity	18.3%	17.5%	0.8	pts
Operating income return on equity (1)	18.2%	11.8%	6.4	pts
Debt to total capital	23.6%	26.7%	(3.0	)pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

(2)

Beginning January 1, 2006, Infinity began including corporate litigation expense on losses, except for class action lawsuits, and bad debt charge-offs on agent balances and premium receivables in underwriting income and the combined ratio.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

          Contributing to the increase in net earnings was $19.0 million of favorable development on prior accident period loss and loss adjustment expense reserves.

          In Infinity’s 19 Focus States, personal auto gross written premiums declined 6.6% for the three months ended March 31, 2006.  This decline was not unexpected, given the 19.3% premium growth achieved in the first quarter of 2005.  Personal auto policies-in-force in the 19 Focus States declined 1.3% compared to March 31, 2005, but have increased 2.1% since December 31, 2005. Personal auto premiums in California, Infinity’s largest state, increased 5.4% compared to the first quarter of 2005.  Personal auto policy counts in California increased 2.6% compared to that at March 31, 2005.

          Earned premiums for the first quarter of 2006 increased 1.4% compared to the same period in 2005. Total revenues declined 3.4% for the three months ended March 31, 2006 as Infinity realized $0.1 million of realized gains compared to $12.1 million of realized gains for the three months ended March 31, 2005.

          2006 Earnings Guidance
          Given the favorable development on reserves in the first quarter, Infinity is increasing its operating earnings guidance to $3.80 - $4.20 per diluted share from $3.20 - $3.60 per diluted share.

          Forward-Looking Statements
          This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements which include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

          Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

          Conference Call
          The Company will hold a conference call to discuss 2006 first quarter results at 11:00 a.m. (ET) today, April 27.  There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-299-7635 and providing the confirmation code 94231528.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m.(ET), and will run until 8:00 p.m. on Thursday, May 4, 2006. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 10730773.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended March 31,

	2006	2005

Revenues:
Earned premiums	$234.0	$230.7
Net investment income	16.9	16.6
Realized gains on investments (1)	0.1	12.1
Other income	0.7	1.2
Total revenues	251.7	260.6
Costs and Expenses:
Loss and loss adjustment expenses (2)	148.9	166.9
Commissions and other underwriting expenses (3)	53.7	52.2
Interest expense	2.8	2.8
Corporate general and administrative expenses	1.9	1.7
Other expenses	0.7	0.5
Total expenses	208.0	224.0
Earnings before income taxes	43.7	36.6
Provision for income taxes	14.6	12.6
Net earnings	$29.1	$24.0
Net earnings per share - basic	$1.41	$1.16
Weighted average shares - basic	20.675	20.608
Net earnings per share - diluted	$1.39	$1.15
Weighted average shares - diluted	20.932	20.879

          Note:  Columns may not foot due to rounding

Notes:
(1)

Realized gains for the three months ended March 31, 2006 and March 31, 2005, include $0.2 million and $10.6 million, respectively of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.

(2)

Beginning January 1, 2006, Infinity began including corporate litigation expense on losses, except for class action lawsuits, in loss and loss adjustment expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

Loss and loss adjustment expenses for the three months ended March 31, 2006 and March 31, 2005, include $19.0 million and $3.3 million, respectively, of favorable development on prior accident period loss and loss adjustment expense reserves.

(3)

Beginning January 1, 2006, Infinity began including bad debt charge- offs on agent balances and premium receivables in commissions and other underwriting expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended

	March 31,	December 31,
	2006	2005

Assets:
Investments:
Fixed maturities	$1,291.3	$1,323.0
Equity securities	60.7	59.7
Total investments	1,352.0	1,382.8
Cash and cash equivalents	79.5	64.9
Accrued investment income	15.1	16.8
Agents’ balances and premiums receivable	314.3	289.9
Prepaid reinsurance premiums	8.1	9.0
Recoverables from reinsurers	18.8	19.4
Deferred policy acquisition costs	76.1	70.4
Current and deferred income taxes	26.8	29.5
Prepaid expenses, deferred charges and other assets	16.3	13.8
Goodwill	75.3	75.3
Total assets	$1,982.3	$1,971.7
Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$602.2	$625.5
Unearned premiums	426.5	402.2
Payable to reinsurers	0.7	3.3
Long-term debt	199.4	199.4
Commissions payable	28.4	28.3
Accounts payable, accrued expenses and other liabilities	80.7	86.4
Total liabilities	1,338.0	1,345.1
Shareholders’ Equity:
Common stock	20.8	20.7
Additional paid-in capital	333.4	331.5
Treasury stock, at cost (1)	(4.9)	(1.1)
Retained earnings (2)	306.7	279.2
Net unrealized loss on securities (3)	(11.7)	(3.6)
Total shareholders’ equity	644.3	626.6
Total liabilities and shareholders’ equity	$1,982.3	$1,971.7
Shares outstanding	20.676	20.649
Book value per share	$31.16	$30.34

          Note:  Columns may not foot due to rounding

Notes:
(1)

Infinity repurchased 85,000 shares during the first quarter of 2006 at an average price of $41.13.  In addition, three executive officers holding restricted stock surrendered a total of 7,637 shares to satisfy their income tax obligations resulting from the vesting of such shares.

(2)	Net income of $29.1 million less shareholder dividends of $1.6 million resulted in the increase in retained earnings from December 2005.

(3)	Unrealized losses increased for the quarter primarily as a result of a general increase in market interest rates during the first quarter of 2006.

          Definitions of Non-GAAP Financial and Operating Measures

          Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended March 31,

(in millions, except EPS)	2006	2005

Earned premiums	$234.0	$230.7
Loss and loss adjustment expenses (1)	(148.9)	(166.9)
Commissions and other underwriting expenses (2)	(53.7)	(52.2)
Underwriting income	31.4	11.6
Net investment income	16.9	16.6
Other income	0.7	1.2
Interest expense	(2.8)	(2.8)
Corporate general and administrative expenses	(1.9)	(1.7)
Other expenses	(0.7)	(0.5)
Pre-tax operating earnings	43.6	24.5
Provision for income taxes	14.7	8.4
Operating earnings, after-tax	28.9	16.1
Realized gains on investments	0.1	12.1
Provision for income taxes	(0.0)	(4.2)
Utilization of capital loss carry-forward	0.1	—
Realized gains on investments (after-tax)	0.1	7.9
Net earnings	$29.1	$24.0
Operating earnings per share - diluted	$1.38	$0.77
Net realized gains on investments	0.01	0.38
Utilization of capital loss carry-forward	0.00	—
Net earnings per share - diluted	$1.39	$1.15

          Note:  Columns may not foot due to rounding

Notes:
(1)

Beginning January 1, 2006, Infinity began including corporate litigation expense on losses, except for class action lawsuits, in loss and loss adjustment expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

(2)

Beginning January 1, 2006, Infinity began including bad debt charge- offs on agent balances and premium receivables in commissions and other underwriting expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

          Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE  Infinity Property and Casualty Corporation
          -0-                                                                                        04/27/2006
          /CONTACT:  Amy Starling, AVP, Investor Relations of Infinity Property and Casualty Corporation, +1-205-803-8186/
          /Web site:  http://www.ipacc.com/